Exhibit 10.8

WYETH

RESTRICTED STOCK UNIT AWARD AGREEMENT

UNDER THE WYETH [        ] STOCK INCENTIVE PLAN

DATE OF GRANT: , 2008 NUMBER OF SHARES SUBJECT TO AWARD: [####]

Name

Address 1

Address 2

The Company hereby awards you restricted stock units (the “Units”) representing shares of Common Stock in the amount set forth above. The Units are subject to the terms and restrictions set forth in the Plan and this Agreement. Each Unit corresponds to one share of Common Stock. The Units shall be converted into shares of Common Stock on the terms and conditions set forth herein. Capitalized words not otherwise defined in the text of this Agreement or in Paragraph 8 shall have the same meanings as in the Plan.

By signing this Agreement (or otherwise acknowledging, as instructed, your agreement thereto), you acknowledge and agree that:

•	You have received a copy of the Plan.

•	You have read and understand the terms of the Plan and this Agreement.

•

The Committee has the right, without your consent, to amend or modify the terms of this Agreement, to the extent necessary to avoid adverse or unintended tax consequences to you under Section 409A. Such amendments or modifications may limit or eliminate certain rights otherwise available to you under the Plan and/or this Agreement.

1. No Stockholder Rights Until Issuance of Shares. No shares of Common Stock represented by the Units will be earmarked for you or your account, and you will not have any of the rights of a stockholder with respect to such shares until such time as the shares are issued to you in accordance with the terms of this Agreement.

2. No Transfer of Units. You may not sell, transfer, assign, pledge or otherwise encumber or dispose of the Units granted hereunder.

3. Conversion to Common Stock. As of each Anniversary Date, one-third of the Units shall be converted to Common Stock and issued to you, unless the Units have been forfeited or previously converted prior to such Anniversary Date in accordance with the terms of this Agreement.

4. Issuance and Delivery of Shares of Common Stock; Withholding.

(a) Issuance and Delivery; Stockholder Rights. All shares of Common Stock, if any, earned by you under this Agreement that are to be issued to you as of the Payment Date(s) shall be delivered either through book-entry form as a credit to an account maintained in your name or through the issuance of a stock certificate representing such shares of Common Stock free of any restrictive legend, other than as may be required by applicable securities laws. Upon such issuance, you shall be the record owner of such shares and shall be entitled to all of the rights of a stockholder of the Company with respect to such shares, including the right to vote and the right to receive dividends. Subject to Paragraph 6, the shares of Common Stock to be issued to you pursuant to this Agreement as of a Payment Date shall be delivered to you in a lump sum as soon as practicable after such Payment Date.

(b) Amounts to Be Withheld.

(i) FICA Tax Withholding. As of the date(s) on which Medicare and Social Security taxes with respect to the shares of Common Stock, if any, earned under this Agreement are due, the Company shall issue in your name and retain a sufficient number of shares of Common Stock earned under this Agreement to satisfy the (A) withholding obligation imposed on the Company with respect to Medicare and Social Security taxes due on the total number of shares of Common Stock earned under this Agreement and (B) the Company’s minimum federal, state, local and foreign income tax withholding obligations in respect of the income attributable to the shares issued to satisfy Medicare and Social Security taxes.

(ii) Income Tax and Administrative Fee Withholding. The number of shares of Common Stock that shall be issued and delivered to you as of the Payment Date(s) shall be (A) the number of such shares that would have been issued as of the Payment Date(s) in the absence of this Paragraph 4(b) minus (B) the number of shares of Common Stock necessary to satisfy (I) the minimum federal, state, local and foreign income tax withholding obligations that are imposed on the Company by applicable law in respect of the issuance of shares of Common Stock as of the Payment Date(s), (II) the shares issued in your name pursuant to Paragraph 4(b)(i), (III) with respect to a U.S. Expatriate, the minimum federal, state and local tax withholding obligations pursuant to clauses (B)(I) and (B)(II) of this Paragraph 4(b)(ii) that would have been imposed on the Company as of the Payment Date(s) if the Participant were not a U.S. Expatriate, and (IV) the Administrative Fee determined in accordance with ANNEX A.

(iii) Fractional Amount. Notwithstanding anything in this Agreement to the contrary, to the extent the number of shares of Common Stock to be issued pursuant to Paragraph 4(b)(i) and Paragraph 4(b)(ii)(B), as the case may be, does not equal a whole number of shares, the Company shall increase the number of shares issued for purposes of Paragraph 4(b)(i) and Paragraph 4(b)(ii)(B), as the case may be, to the next whole number of shares. The Fractional Amount shall be (x) reported as ordinary income for the calendar year in which such shares are issued and (y) remitted by the Company to the taxing authorities on your behalf to be applied to the federal, state, local and foreign withholding obligations imposed on the Company with respect to compensation paid to you during the calendar year in which such shares are issued.

(iv) Valuation. The value of the shares referred to in this Paragraph 4(b) shall be determined, for the purposes of satisfying the obligations set forth in this Paragraph 4(b) and determining your income related to such award, on the basis of the closing market per-share price for the Common Stock as reported on the Consolidated Transaction Reporting System on the trading day immediately preceding the designated date of issuance, or on such other reasonable basis for determining fair market value as the Committee may from time to time adopt.

(c) Compliance with Section 409A. Notwithstanding anything in this Agreement to the contrary, to the extent that the shares of Common Stock, if any, issuable to you under this Agreement (i) constitute a deferral of compensation within the meaning of Section 409A, (ii) are to be issued in connection with your Separation from Service (for any reason other than death) during the period beginning on your Separation from Service and ending on the six month anniversary of such date and (iii) at the time of such Separation from Service, you are a Specified Employee, then such issuance shall be delayed until the first day of the month following the six month anniversary of your Separation from Service.

5. Separation from Service Other than by Reason of Retirement, Disability or Death. If you incur a Separation from Service prior to the Third Anniversary Date for any reason other than by reason of Retirement, Disability or death, you shall forfeit all rights to all remaining Units granted hereunder that have not been converted into Common Stock prior to such Separation from Service, and such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such Separation from Service; provided, however, that the Committee may provide for a partial or complete exception to this forfeiture requirement as it deems equitable in its sole discretion.

6. Separation from Service by Reason of Retirement, Disability or Death.

(a) Two Years of Continuous Employment. If you incur a Separation from Service (i) prior to the Third Anniversary Date by reason of Retirement, Disability or death and (ii) as of the date of such Separation from Service, you have been in the continuous employment of the Company or one or more of its Affiliates for the two-year period ending on the date of such Separation from Service, the remaining Units granted hereunder that have not been converted into Common Stock prior to such Separation from Service shall be fully vested. The shares of Common Stock in settlement of such Units, if earned, shall be issued to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 4, in a lump sum as of the tenth day of the month following the month in which you incur a Separation from Service by reason of Retirement, Disability or death.

(b) Less than Two Years of Continuous Employment. If you incur a Separation from Service (i) prior to the Third Anniversary Date by reason of Retirement, Disability or death and (ii) as of the date of your Separation from Service, you have not been in the continuous employment of the Company or one or more of its Affiliates for the two-year period ending on such Separation from Service, you shall forfeit all rights to all remaining Units granted hereunder that have not been converted into Common Stock prior to such Separation from Service, and such Units shall, for all purposes of the Plan and this Agreement, be deemed terminated and without further force or effect as of the date of such Separation from Service.

7. Miscellaneous. This Agreement may not be amended except in writing. Neither the existence of the Plan and this Agreement nor the award granted hereby shall create any right to continue to be employed by the Company or its Affiliates, and your employment shall continue to be at will and terminable at will by the Company. In the event of a conflict between this Agreement and the Plan, the Plan shall govern; provided, however, that nothing in this Paragraph 7 shall be construed as requiring that any such conflict be resolved in a manner that the Company determines would be inconsistent with Section 409A or would result in adverse or unintended tax consequences to you under Section 409A. To the extent that the Committee is authorized to make a determination under this Agreement, all such determinations shall be in the sole discretion of the Committee or its delegates.

8. Definitions and Rules of Construction.

(a) Definitions.

“Agreement” means this Restricted Stock Unit Award Agreement under the Plan, including each annex attached hereto.

“Anniversary Date” means any of the First Anniversary Date, the Second Anniversary Date and the Third Anniversary Date.

“Beneficiary” means one or more individuals or entities (including a trust or estate) designated by you to receive, in the event of your death, any shares of Common Stock earned and issuable to you pursuant to this Agreement. You may change your Beneficiary by submitting the appropriate form, as determined by the Committee, to the Record Keeper. The last such form submitted prior to your death with respect to the amounts awarded pursuant to this Agreement received by the Record Keeper shall supersede any prior such form submitted. In the event of your death, the Record Keeper shall attempt to locate your Beneficiary in the order presented on the appropriate Beneficiary designation form by taking one or more of the following actions: first, sending a letter by certified mail to the address of the Beneficiary indicated on the Beneficiary designation form, second, using the letter-forwarding service offered by the Internal Revenue Service or the Federal Social Security Administration and third, taking any other action that the Committee deems appropriate. If 90 days after the last such action taken by the Record Keeper, the Record Keeper has not located your Beneficiary, or if you have no Beneficiary (whether due to the death of your Beneficiary or your failure to properly designate your Beneficiary on the appropriate form), your Beneficiary shall be your estate for purposes of issuing the shares of Common Stock due to you under this Agreement.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings, regulations and other guidance thereunder.

“Committee” means the Compensation and Benefits Committee of the Board of Directors of the Company. Any action that the Committee is required or permitted to take hereunder may be undertaken by any person to whom the Committee delegated authority to take such action, and any action by a delegate of the Committee shall, for all purposes hereof, constitute an act of the Committee.

“Common Stock” means the common stock of the Company, par value $0.33 1/3 per share.

“Company” means Wyeth.

“Date of Grant” means the date indicated on the first page of this Agreement.

“Disability” means a disability for purposes of (i) a long-term disability plan maintained by the Company in which you participate or (ii) Social Security Disability Insurance (SSDI), as determined by the Social Security Administrator.

“First Anniversary Date” means the date that is the first anniversary of the Date of Grant, which anniversary is, subject to Paragraph 6, the Payment Date as of which the first one-third of the shares of Common Stock are issued to you in accordance with the terms of this Agreement.

“Fractional Amount” means the cash amount equal to the difference between the value of the number of whole shares of Common Stock issued pursuant to Paragraph (4)(b)(i) and Paragraph (4)(b)(ii)(B), as the case may be, and the value of the number of whole and fractional shares of Common Stock required to be issued pursuant to Paragraph (4)(b)(i) and Paragraph (4)(b)(ii)(B), as the case may be. For purposes of this definition, the value of the shares of Common Stock shall be determined in accordance with Paragraph 4(b)(iv).

“Payment Date” means each Anniversary Date or such earlier date determined pursuant to Paragraph 6 as of which the shares of Common Stock are issued to you in accordance with the terms of the Agreement.

“Plan” means the plan identified on the first page of this Agreement, as the same may be amended from time to time. The terms of the Plan constitute a part of this Agreement.

“Record Keeper” means the person or persons identified from time to time by the Committee to be responsible for the day-to-day administration of the Plan.

“Retirement” means, for purposes of this Agreement, your (a) attainment of age 65 or (b) attainment of age 55 with 5 or more years of service, determined in accordance with the service crediting method set forth in the Wyeth Retirement Plan – United States or in effect as of January 1, 2007.

“Second Anniversary Date” means the date that is the second anniversary of the Date of Grant, which anniversary is, subject to Paragraph 6, the Payment Date as of which the second one-third of the shares of Common Stock are issued to you in accordance with the terms of this Agreement.

“Section 409A” means Section 409A of the Code.

“Separation from Service” means a separation from service with the Company and its Affiliates for purposes of Section 409A, determined using the default provisions set forth in Treasury Regulation Section 1.409A-1(h) or the successor regulation thereto. Notwithstanding the foregoing, if a Participant would otherwise incur a Separation from Service in connection with a sale of assets of the Company, the Company shall retain the discretion with respect to the shares of Common Stock, if any, earned hereunder to determine whether a Separation from Service has occurred in accordance with Treasury Regulation Section 1.409A-1(h)(4) or the successor regulation thereto. For this purpose, Affiliate means any corporation included in a controlled group of corporations (within the meaning of Section 414(b) of the Code) that includes the Company and any trade or business (whether or not incorporated) under common control with the Company (within the meaning of Section 414(c) of the Code), determined in accordance with the default provisions set forth in the applicable provisions of Section 409A.

“Specified Employee” means (a) each “specified employee,” as defined in Section 409A(a)(2)(B)(i) of the Code, who meets the requirements of Section 416(i)(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5) of the Code) any time during the 12 month period ending on December 31st of a calendar year and (b) to the extent not otherwise included in (a) hereof, each of the top-100 paid individuals (based on taxable wages as reported in Box 1 of Form W-2 for the 12 month period ending on December 31st of such calendar year plus amounts that would be included in wages for such 12 month period but for pre-tax deferrals to a tax-favored retirement plan or cafeteria plan or for qualified transportation benefits) who performed services for the Company at any time during the 12 month period ending on December 31st of such calendar year. A Participant shall be treated as a “Specified Employee” for the 12 month period beginning on April 1st of the calendar year following the calendar year for which the determination under clause (a) or (b) of this definition is made.

“Third Anniversary Date” means the date that is the third anniversary of the Date of Grant, which anniversary is, subject to Paragraph 6, the Payment Date as of which the third one-third of the shares of Common Stock are issued to you in accordance with the terms of this Agreement.

“U.S. Expatriate” means a Participant who is a United States taxpayer temporarily working on assignment outside of the United States and who is subject to a tax equalization agreement that authorizes the Company to withhold federal, state and local income taxes on any payment under this Agreement.

(b) Rules of Construction. All references to Paragraphs refer to paragraphs in this Agreement. The titles to Paragraphs in this Agreement are for convenience of reference only and, in case of any conflict, the text of this Agreement, rather than such titles, shall control.

9. Compliance with Laws.

(a) General Rule. This Agreement shall be governed by the laws of the State of Delaware and any applicable laws of the United States. Notwithstanding anything herein to the contrary, the Company shall not be obligated to issue any Units or shares of Common Stock of the Company represented thereby pursuant to this Agreement unless and until the Company is advised by its counsel that the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate, representing such shares is in compliance with all applicable laws and regulations of governmental authority. To the extent any provision of the Plan or this Agreement or action by the Company involving you is deemed not to comply with applicable law (including, without limitation, other federal securities laws), issuance of such shares shall be delayed in a manner that will not result in the imposition on any person of adverse or unexpected tax consequences under Section 409A. In the event of such delay, the shares shall be issued as of the earliest date the Committee reasonably anticipates that such issuance will not cause such violation. The Company shall in no event be obliged to register any securities pursuant to the Securities Act of 1933 (as amended from time to time) or to take any other action in order to cause the issuance of such shares through book-entry form by a credit to an account maintained on your behalf, or through a stock certificate, representing such shares to comply with any such law or regulation.

(b) Reservation of Rights. The Committee shall have the discretionary right (i) to amend, modify, cancel or rescind, without your consent, any of the terms and conditions of this Agreement to comply with any applicable law, regulation, ruling or other regulatory guidance and (ii) to amend or terminate the Plan, in each case, solely to the extent that the Committee determines, in its discretion, that any such action can be effected without the imposition on you or any other person of adverse or unintended tax consequences under Section 409A. The Committee shall not have the right to accelerate or delay the issuance of any shares of Common Stock earned under this Agreement, unless the Committee determines, in its discretion, that any such acceleration or delay can be effected without the imposition on you or any other person of adverse or unintended tax consequences under Section 409A.

10. Change of Control.

(a) Vesting. Upon a Change of Control, your Units shall be fully vested.

(b) No Deferral of Compensation. If, as of a Change of Control, your Units do not constitute, either in whole or in part, a deferral of compensation for purposes of Section 409A, then upon such Change of Control, the shares of Common Stock in settlement of such Units shall be issued, except as otherwise provided in Paragraph 10(d) to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 4, in a lump sum.

(c) Deferral of Compensation. If, as of a Change of Control, your Units constitute, either in whole or in part, a deferral of compensation for purposes of Section 409A, then, solely to the extent that such Change of Control is a change of control event within the meaning of the applicable default provisions set forth in Treasury Regulation Section 1.409A-3(i)(5) (or the successor regulation thereto), the Committee may, in its discretion, terminate the Plan in accordance with Section 409A and, except as otherwise provided in Paragraph 10(d), issue in a lump sum to you, your legal representative or other person designated by an appropriate court as entitled to take receipt thereof or your Beneficiary, as the case may be, in accordance with Paragraph 4, the shares of Common Stock then issuable to you pursuant to this Paragraph 10(c); provided, that, such issuance shall be at a time and in a manner that will not result in the imposition on you of adverse or unintended tax consequences under Section 409A.

(d) Cash in Lieu of Shares. In lieu of shares of Common Stock issuable pursuant to Paragraphs 10(b) and 10(c), as the case may be, the Committee may, in its sole discretion, distribute to you an amount, in cash, equal to the value of such shares determined in accordance with Plan provisions. Such amount shall be paid at the time specified in Paragraphs 10(b) and 10(c), as the case may be.

11. Effect of Acknowledgement. You must acknowledge receipt of this Agreement as soon as reasonably practicable by using the applicable procedure established by the Committee for such purpose.

WYETH

By:
Treasurer

ACCEPTED AND AGREED TO:

Name (Please Print)

Signature

ANNEX A

ADMINISTRATIVE FEE

Wyeth RSU

# Shares Earned	Fee
1,001 +	$75
501-1,000	$40
101-500	$20
10-100	$5